                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, DC 20549

                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                               (Amendment No.21)

                           Illinois Tool Works, Inc.
                           -------------------------
                               (Name of Issuer)


                        Common Stock, $3.33 1/3 Par
                        ------------------------------
                        (Title of Class of Securities)


                                   452308109
                                   ---------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

---------------------                                       -------------------
CUSIP No. 452308 10 9                    13G                 Page 2 of 7 Pages
---------------------                                       -------------------

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      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Northern Trust Corporation                    36-2723087
        The Northern Trust Company                    36-1561860
        Northern Trust Bank of Arizona, NA            59-0258165
        Northern Trust Bank California, NA            94-2938925
        Northern Trust Bank of Florida, NA            36-2798553
        Northern Trust Quantitative Advisors,Inc.     36-3608252
        Northern Trust Bank of Calorado, NA           84-1348368
        Northern Trust Bank, FSB                      38-3424562

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]
        Not Applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        Northern Trust Corporation-a Delaware corporation with principal offices in Chicago, Illinois

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                          SOLE VOTING POWER
                     5
     NUMBER OF              4,397,156

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                            37,321,911
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING               3,507,023

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                            37,686,006
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
        43,179,673
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10

        Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
        14.39

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
        Northern Trust Corporation HC

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                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

            SCHEDULE 13G UNDER THE SECURITIES EXCHANGE ACT OF 1934


1.    (a)  Name of Issuer:
           --------------
           Illinois Tool Works, Inc.


      (b)  Address of Issuer's Principal Executive Offices:
           -----------------------------------------------
           3600 West Lake Ave., Glenview, Ill. 60025


2.    (a)  Name of Person Filing:
           ---------------------
           Northern Trust Corporation

      (b)  Address of Principal Business Office:
           ------------------------------------
           50 South LaSalle Street, Chicago, Illinois 60075

      (c)  Citizenship:
           -----------
           U.S. (Delaware Corporation)

      (d)  Title of Class of Securities:
           ----------------------------
           Common Stock, $3,33 1/3 Par

      (e)  CUSIP Number:
           ------------
           452308 10 9

3.         This statement is being filed by Northern Trust Corporation as a
           ----------------------------------------------------------------
           Parent Holding Company in accordance with S240.13d-1(b)(1)(ii)(G).
           ------------------------------------------------------------------

4.         (a)   Amount Beneficially Owned
                 -------------------------
                 43,179,673

           (b)   Percent of Class:
                 ----------------
                 14.39

           (c)   Number of shares to which such person has:

                 (i)    Sole Power to Vote or to Direct the vote:
                        ----------------------------------------
                        4,397,156

                 (ii)   Shared Power to Vote or to Direct the Vote:
                        ------------------------------------------
                        37,321,911

                 (iii)  Sole Power to Dispose or Direct Disposition:
                        -------------------------------------------
                        3,507,023

                 (iv)   Shared Power to Dispose or Direct Disposition:
                        ---------------------------------------------
                        37,686,006

5. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following: [_]

6. Statement regarding ownership of 5 percent or more on behalf of another person:

7. Parent Holding Company reporting on behalf of the following subsidiaries, all of which are banks as defined in Section 3(a) (6) of the Act:

           The Northern Trust Company                    Northern Trust Bank of Arizona N.A.
           50 South LaSalle Street                       2398 East Camelback Road
           Chicago, IL 60675                             Phoenix, AZ 85016

           Northern Trust Bank of California N.A.        Northern Trust Bank of Florida N.A.
           355 South Grand Avenue, Suite 2600            700 Brickell Avenue
           Los Angeles, CA 90071                         Miami, FL 33131


           Northern Trust Quantitative Advisors, Inc.
           50 South LaSalle Street
           Chicago, IL 60675


           Northern Trust Bank of Calorado               Northern Trust Bank, FSB
           1200 17th Street, 24th Floor                  1701 North Woodward Avenue, Suite 110,
           Denver, CO 80202                              Bloomfield Hills, MI 48304

8.         Identification and Classification of Members of the Group.

           Not Applicable

9.         Notice of Dissolution of Group:

           Not Applicable

10. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and with do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, completed and correct.


                                             NORTHERN TRUST CORPORATION


                                             ___________________________________
                                             By: Perry R. Pero
DATED: 02-07-2000                            As its: Vice Chairman

                            EXHIBIT TO SCHEDULE 13G
                      FILED BY NORTHERN TRUST CORPORATION


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549-1004
Attention: Filing Desk, Stop 1-4

                           RE: Illinois Tool Works, Inc.
                               -------------------------

     Pursuant to the requirement of 240.13d-1(k) (1) (iii), this exhibit shall constitute our written agreement that the Schedule 13G to which this exhibit is attached is filed on behalf of Northern Trust Corporation and of its subsidiary(ies), as stated below, regarding our respective beneficial ownership in the above-captioned equity security.

                                             NORTHERN TRUST CORPORATION

                                             ___________________________________
                                             By: Perry R. Pero
DATED: 02-07-2000                            As its: Vice Chairman



The NORTHERN TRUST COMPANY

___________________________________
By: Perry R. Pero
As its Vice Chairman



NORTHERN TRUST BANK OF ARIZONA, NA
NORTHERN TRUST BANK OF CALIFORNIA, NA
NORTHERN TRUST BANK OF FLORIDA, NA

___________________________________
By: Barry G. Hastings
As its Authorized Representative


NORTHERN TRUST QUANTITATIVE ADVISORS, INC.


___________________________________
By: John Goodwin
As its Managing Director


NORTHERN TRUST BANK OF COLORADO, NA


___________________________________
By: Scott C. Wylie
As its Chairman and CEO

NORTHERN TRUST BANK,FSB


___________________________________
By: James I. Kaplan, Esq.
As its Authorized Representative